Exhibit 99.1

FORM OF AFFILIATE AGREEMENT

            THIS AFFILIATE AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2001 by and between Genesis Microchip Incorporated, a Nova Scotia company (“Acquiror”), and the undersigned stockholder (the “Affiliate”), who may be deemed an affiliate of Sage, Inc., a Delaware corporation (the “Company”), under applicable law.

RECITALS:

            A.   Acquiror and the Company have entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) which provides for the merger (the “Merger”) of the Merger Sub (as defined therein) with and into the Company. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

            B.   The Affiliate has been advised that the Affiliate may be deemed to be an “affiliate” of the Company, as the term “affiliate” is used for purposes of Rule 144 and Rule 145 of the rules and regulations of the Securities and Exchange Commission (the “Commission”).

            C.   The execution and delivery of this Agreement by the Affiliate is a material inducement to Acquiror to enter into the Merger Agreement.

            NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1.   Acknowledgments by Affiliate. The Affiliate understands and hereby acknowledges that the representations, warranties and covenants by the Affiliate set forth herein shall be relied upon by Acquiror, the Company and their respective affiliates and legal counsel, and that substantial losses and damages may be incurred by such persons if the representations and warranties of the Affiliate contained herein are inaccurate or if the covenants of the Affiliate contained herein are breached. The Affiliate hereby represents and warrants to Acquiror that the Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with the Affiliate’s professional advisors, who are qualified to advise the Affiliate with regard to such matters.

            2.   Representations and Warranties of the Affiliate. The Affiliate hereby represents and warrants to Acquiror as follows: (i) the Affiliate is the sole beneficial owner of the number of shares of Company Capital Stock set forth under the Affiliate’s name on the signature page hereto (the “Shares”); (ii) the Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind; (iii) there are no options, warrants, calls, rights, commitments or agreements of any kind or character, written or oral, to which the Affiliate is party or by which the Affiliate is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares, or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement; (iv) the Affiliate has the sole right to transfer the Shares; (v) the Shares constitute all shares of Company Capital Stock owned, beneficially or of record, by the Affiliate; (vi) the Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party or by which the Affiliate is bound; and (vii) the Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger.

            3.   Application to Subsequently Acquired Shares. The Affiliate hereby agrees that all shares of Company Capital Stock and capital stock of Acquiror (“Acquiror Common Stock”) acquired by the Affiliate subsequent to the date hereof (including shares of Acquiror Common Stock acquired in the Merger) shall be subject to the terms and conditions set forth in this Agreement as if held by the Affiliate as of the date hereof.

            4.   Compliance with Rule 145 and the Securities Act.

                  (a)   The Affiliate understands and hereby acknowledges that the Affiliate has been advised that (i) the issuance of shares of Acquiror Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S–4 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the resale of such shares will be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an “affiliate” of the Company as the term “affiliate” is used for purposes of Rule 144 and Rule 145 of the rules and regulations of the Commission. Accordingly, the Affiliate hereby agrees not to sell, transfer or otherwise dispose of any shares of Acquiror Common Stock issued to the Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to a registration statement declared or ordered effective under the Securities Act, or an appropriate exemption from the registration and prospectus delivery requirements of the Securities Act, (iii) the Affiliate delivers to Acquiror a written opinion of legal counsel, reasonably acceptable to Acquiror in form and substance, that such sale, transfer or other disposition is otherwise exempt from the registration and prospectus delivery requirements of the Securities Act; or (iv) an authorized representative of the Commission shall have rendered written advice to the Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

                  (b)   The Affiliate understands and hereby acknowledges that Acquiror will give stop transfer instructions to its transfer agent with respect to any shares of Acquiror Common Stock issued to the Affiliate pursuant to the Merger, and there shall be placed on the certificates representing such shares of Acquiror Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES

ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Acquiror shall so instruct its transfer agent, if the Affiliate delivers to Acquiror (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Acquiror, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

            5.   Termination. This Agreement shall be terminated, and be of no further force and effect, automatically upon the termination of the Merger Agreement pursuant to its terms.

            6.   Miscellaneous.

                   (a)   Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

                   (b)   Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

                   (c)   Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Affiliate may be assigned to any other person without prior written consent of Acquiror.

                   (d)   Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

                   (e)   Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Acquiror and the

Company and to preserve for Acquiror the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Acquiror and the Company that cannot be adequately compensated by a monetary award. Accordingly, Acquiror and the Affiliate hereby expressly agree that in addition to all other remedies available at law or in equity, Acquiror and the Company shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

            (f)   Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

            (g)   Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire agreement and understanding of Acquiror and the Affiliate with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Acquiror and the Affiliate with respect to the subject matter hereof and thereof.

            (h)   Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Acquiror:	Genesis Microchip Incorporated
2150 Gold Street
Alviso, CA 95002
Attention: Chief Executive Officer and General Counsel
Telephone: (408) 262-6599
Telecopy: (408) 262-6365

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Street Tower
Suite 3300
San Francisco, California 94105
Attention: Selim Day, Esq.
Telecopy: (415) 947–2099

If to the Affiliate:	To the address for notice set forth on the signature page hereof.

            (i)       Further Assurances. The Affiliate shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Acquiror may deem necessary or desirable, in the reasonable opinion of Acquiror, to carry out and effectuate the purpose and intent of this Agreement.

            (j)       Attorneys’ Fees. In the event of any legal actions or proceeding to enforce or interpret the terms and provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees, whether or not the proceeding results in a final judgment.

            (k)      Third Party Reliance. Legal counsel to Acquiror and the Company shall be entitled to rely upon this Agreement.

            (l)       Survival. The representations, warranties, covenants and other terms and provisions set forth in this Agreement shall survive the consummation of the Merger.

            (m)     Counterparts. This Agreement shall be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

GENESIS MICROCHIP INCORPORATED	AFFILIATE

By:	By (Signature):
Name:	Print Name:
Title:	Affiliate’s Address for Notice:

Shares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon the exercise of outstanding options, warrants and other rights

* * * * * AFFILIATE AGREEMENT * * * * *